EXHIBIT 10.2

Amended and Restated Change of Control Agreement

Matritech, Inc., a Delaware corporation with a principal place of business at 330 Nevada Street, Newton, MA 02460 (the “Company”) and Patricia Randall, an individual residing at 65 Robbins Road, Watertown, MA 02472 (the “Executive”) hereby enter into this Amended and Restated Change of Control Agreement (“Agreement”), effective December 28, 2007.  This Agreement replaces and supersedes the original Change of Control Agreement between the parties dated March 16, 2006.

1.           Purpose.  The Company considers it essential to the best interests of its stockholders to foster the continuous and dedicated employment of its executive officers and other key management personnel.  The Compensation Committee of Board of Directors of the Company recognizes, however, that competition for key management personnel is keen and that, as a small publicly held corporation, the Company may face special challenges in ensuring the continued commitment of its management.  To assist in ensuring that executive officers and other key management personnel do not become distracted or consider leaving the employ of the Company due to concerns about their employment security in the event of a possible Change in Control (as defined in Section 2 hereof), the Committee has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of selected members of the Company’s management, including the Executive.  Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.           Definitions.

(a)
“Change of Control Transaction” shall mean any transaction involving the occurrence of (x) a change in the ownership of the Company (as defined in section 1.409A-3(i)(5)(v) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations), or (y) a change in effective control of the Company (as defined in section 1.409A-3(i)(5)(vi) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations) or (z) a change in the ownership of a substantial portion of the assets of the Company (as defined in section 1.409A-3(i)(5)(vii) of the final regulations under Internal Revenue Code section 409A or any similar provisions of any successor regulations).

(b)
“Good Reason” shall mean (i) any material diminution in (A) the Executive’s base compensation, (B) the Executive’s authority, duties or responsibilities, (C) the authority, duties or responsibilities of the supervisor to whom the Executive reports or (D) the budget over which the Executive has authority, (ii) a material change in geographic location of performance of the Executive’s duties, (iii) if the Executive is a part-time employee of the Company, a material change in the number of days of service per week required of the Executive or (iv) any other action or inaction which constitutes a material breach of the agreement under which the Executive performs services for the Company (any one of the foregoing being a “Good Reason Condition”), and (x) the Executive has provided notice to the Company of the Good Reason Condition within ninety (90) days of the initial existence of the Good Reason Condition and (y) the Company has failed to remedy the Good Reason Condition within thirty (30) days after receipt of such notice.

3.           Entitlement to Change of Control Severance Benefits.  In the event the Executive’s employment with the Company is terminated by the Company without cause within three (3) months prior to or within twelve (12) months after a Change of Control Transaction (as defined herein) or in the event the Executive terminates his/her employment for Good Reason (as defined herein) within twelve (12) months after a Change of Control Transaction, the Executive shall receive compensation as set forth in Section 4 of this Agreement, provided, however, that the Executive’s entitlement, if any, to Change of Control Severance Benefits shall automatically cease in the event the Executive violates any covenant or agreement contained in Section 6 hereof or in the Non-Disclosure and Inventions Agreement previously executed by the Executive (or any substitute or successor agreement of similar import which the Executive may hereafter enter into with the Company).

4.           Change of Control Severance Benefits.  The compensation to be provided to the Executive by the Company if the Executive becomes entitled to Change of Control Severance Benefits under this Agreement shall include: (a) base salary at the rate in effect as of the date of termination or, if the Executive has terminated his/her employment for Good Reason due to a material diminution in his or her base salary, the annual rate of base salary in effect immediately prior to such diminution, (b) annual bonus, in cash, at the target percentage of base salary in effect as of the date of termination or, if the Executive has terminated his/her employment for Good Reason due to a material diminution in his or her base salary, the target percentage of base salary in effect immediately prior to such diminution and (c) health insurance, life insurance and disability insurance received by the Executive as of the date of termination (collectively, the “Change of Control Severance Benefits”).

5.       Payment of the Change of Control Severance Benefits.  The Change of Control Severance Benefits described in clauses (a), (b) and (c) of Section 4 above shall be provided to the Executive for a period of twelve (12) months following termination of employment; provided that such number of months of base salary and target annual bonus shall determine the amount of payments to be made under clauses (a) and (b) of Section 4, but the timing of payments shall be governed by this Section 5.  Payments to be made by the Company to the Executive pursuant to clauses (a) and (b) of Section 4 hereof shall initially be made on whatever the then customary payment schedule is for compensation of executive employees of the Company (i.e. monthly, bi-weekly, or the like).  However, all payments due under clauses (a) and (b) of Section 4 of this Agreement but not yet made on or before March 12 of the calendar year of termination (if termination occurs prior to or on March 12 of the year) shall be accelerated and paid on March 12 of such year.  If termination occurs after March 12 of a calendar year, all payments due under clauses (a) and (b) of Section 4 of this Agreement shall be paid as promptly as feasible following the date of termination, such payment to be made in a single lump sum.  Notwithstanding anything to the contrary in this Agreement, to the extent the Executive is a “specified employee” within the meaning of Internal Revenue Code Section 409A and the final regulations thereunder, payment of “non-qualified deferred compensation” on account of separation from service shall not be made before the date that is six months after the date of separation from service (or upon the earlier death of the Executive).

The payments to be made pursuant to clauses (a) and (b) of Section 4 and the benefits to be provided pursuant to clause (c) of Section 4 shall not be considered employee compensation or be subject to tax withholding by the Company.  Rather they shall be made in exchange for the Executive’s covenant not to compete, as set forth in Section 6(a) hereof.  If, at any time, the payments made pursuant to clauses (a) and (b) of Section 4 and benefits provided pursuant to clause (c) of Section 4 are determined by any state or federal taxing authority to be employee compensation, then the Company agrees to pay its share of FICA and Medicare tax on such payments, plus any interest or penalty that may be due as a result of the taxing authority’s determination and that relates to the Company’s unpaid tax.

In the event the Executive secures a new employment position during the period of the Company’s continuing payment of compensation to him/her, the Executive shall promptly notify the Company of the commencement of the new employment position and shall inform the Company of the extent to which benefits to be provided by the Company under clause (c) above are duplicative of benefits then available to the Executive through his/her new employment position.  To the extent that the benefits to be provided by the Company hereunder are duplicative, the Company shall be entitled to cease provision of such benefits.  Nothing contained herein shall, however, be construed as reducing the obligation of the Company to continue to make the payment due under clauses (a) and (b) of Section 4.

The Company agrees that, if the Executive’s employment by the Company is terminated and the Executive becomes entitled to receive any Change of Control Severance Benefits hereunder, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Sections 5 or 7 hereof.  Further, except for the possible abatement of fringe benefits described in clause (c) of Section 4 in the circumstances set forth in the preceding paragraph, and the possible reduction of payments as a result of the application of the provisions of Section 8 hereof, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by self-employment or consulting, by retirement benefits, by disability benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.           Non-competition; Non-solicitation.

(a)  Non-compete.  The Executive acknowledges that he/she has gained or will gain extensive and valuable experience and knowledge in the business conducted by the Company and has had or will have extensive contacts with the customers, suppliers, investors, employees and/or consultants of the Company.  The Executive recognizes that it is critical to the ongoing success of the Company that it preserve its goodwill and protect its proprietary rights and its other important business interests.

Accordingly, the Executive agrees that he/she will not, while employed by the Company and, in the event the Executive becomes entitled to receive Change of Control Severance Benefits hereunder, for the duration of time covered by the payments under clauses (a) and (b) of Section 4 of this Agreement (without regard to the acceleration of payment provisions of Section 5), directly or indirectly, engage in (whether as an officer, employee, consultant, director, proprietor, agent, partner or otherwise) or have an ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business engaged in competition with the Company or any of its subsidiaries or affiliates in the business of development, manufacture, marketing, distribution and licensing of cancer diagnostic technologies, products and services.  It is agreed that ownership of no more than 4.9% of the outstanding voting stock of a corporation shall not constitute a violation of this provision.  In recognition of the fact that the Company’s business is global, the territory to which the restrictions contained in this Section 6(a) shall apply shall be worldwide.

The Company may, in its sole discretion, waive the foregoing restrictions or their application in any particular circumstance and may condition any such waiver upon receipt of assurances satisfactory to the Company, from the Executive and/or others, that the Executive’s proposed activity will not adversely affect the Company’s goodwill, proprietary rights or other important business interests.

(b)  Non-solicitation.  The Executive agrees that he/she will not, while employed by the Company and, in the event the Executive becomes entitled to receive Change of Control Severance Benefits hereunder, for the duration of time covered by the payments under clauses (a) and (b) of Section 4 of this Agreement (without regard to the acceleration of payment provisions of Section 5), recruit or otherwise solicit, entice and induce (i) any persons or companies who are or have recently been customers, suppliers or business patronage of the Company or any of its subsidiaries or affiliates if such solicitation is for the purpose of, or results in, competition with the Company or any of its subsidiaries or affiliates, or (ii) any employees of the Company or any of its subsidiaries or affiliates to terminate their employment with, or otherwise cease their relationships with the Company or any of its subsidiaries or affiliates, in order to engage in any activity for any business, firm, corporation or any other entity that conducts research with respect to, develops, produces or manufactures any products or technologies or provides services similar to those developed, produced, manufactured or provided by the Company.

7.           Other Change of Control Payments.  In the event of a Change of Control Transaction, the Executive shall receive, in a lump sum payment paid within thirty (30) days of the Change of Control Transaction, (i) a pro-rated incentive bonus based on the portion of the then current fiscal year completed at the time of the Change of Control Transaction compared to the Executive’s target annual bonus for such year and (ii) all deferred compensation, if any, then maintained in the Executive’s account, including without limitation all restricted stock issued pursuant to the Amended and Restated Management Bonus Plan, whether or not otherwise vested, and all other restricted stock which by the terms of the individual restricted stock award agreement is to be vested upon an Acquisition (as defined in such individual agreements).  All payments to be made by the Company under this Section 7 shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

8.           Application of Section 280G of the Internal Revenue Code.  If the payments and benefits provided for in this Agreement, together with any other payments or benefits which the Executive has the right to receive from the Company (or any of its subsidiaries or affiliates), would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code) or would otherwise be non-deductible by the Company as a result of application of any similar statutory or regulatory provision, the Executive shall receive either (a) all compensation and benefits provided for him or her under this Agreement or (b) the maximum of compensation and benefits that will avoid an excess parachute payment under Section 280G, whichever would provide the greater after-tax benefit to the Executive.   In the event that clause (b) of this Section 8 provides the greater after-tax benefit, the Executive shall be entitled to select the items to be abated, provided that if the Executive fails to make such selection within forty-five (45) days after the Company has given notice of the need for such abatement, the Company may determine the method of such abatement in its sole discretion.  If the Executive is to receive benefits under clause (b) of this Section 8 and through error or otherwise the Executive receives payments, together with other payments the Executive has the right to receive from the Company (or its affiliates or subsidiaries) in excess of 2.99 times the Executive’s base amount, the Executive agrees to immediately refund the overpayment to the Company, together with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of Section 280G or any similar statutory or regulatory provision.

9.           Notices.  Any notice, request, demand, and other communication provided for or permitted by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, or by overnight delivery service, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board of Directors.

10.         Amendments.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

11.         Assignment; Entire Agreement.  Except for an assignment by the Company in connection with a Change of Control Transaction in which the successor, if other than the Company, shall assume and agree to perform this Agreement in writing, neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.  In the event of the Executive’s death after he/she becomes entitled to the Change of Control Severance Benefits or other Change of Control Payments but prior to the completion by the Company of all payments due him or her under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Executive fails to make such designation).  This Agreement supersedes all prior Agreements, whether written or oral with respect to the subject matter hereof.  Notwithstanding the foregoing, the Non-Disclosure and Inventions Agreement executed by the Executive (or any substitute or successor agreement of similar import which the Executive may hereafter enter into with the Company) and individual restricted stock award agreements executed prior to or after this Agreement between the Executive and the Company shall remain in full force and effect in accordance with its terms.

12.         Obligations of Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

13.         Dispute Resolution.  In the event of any dispute between the Company and the Executive as to any claim arising out of or relating to this Agreement or the breach thereof, the parties shall endeavor in good faith to settle the dispute through mediation using a professional mediator mutually selected by them.  If the dispute has not been resolved within 90 days, either party shall be free to pursue legal remedies, at law or in equity.

14.         Severability.  If any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable, or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provisions were not a part hereof.

15.         Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the substantive law of the Commonwealth of Massachusetts, without giving effect to its conflicts of law principles.  The parties agree that any litigation pertaining to this Agreement shall be maintained exclusively in the courts of general jurisdiction located in Massachusetts, and each party agrees to submit to the jurisdiction and venue of any such court.  Notwithstanding the foregoing, the Company shall be entitled to file litigation against the Executive in any jurisdiction where the Company deems it necessary or advisable to do so in order to enforce the provisions of Section 6 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of December 28, 2007.

Matritech, Inc.

By: /s/ Craig Jalbert	/s/ Patricia Randall
Name: Craig Jalbert	Patricia Randall
Title: President